Exhibit 10.16

May 19, 2014

PRIVATE AND CONFIDENTIAL

Michael “Mike” Lehmann
2401 Victoria Park Lane
Raleigh, NC 27614

RE:	Amendment to Employment Contract

Dear Mike:

Further to our discussions, this letter (the “Letter”), effective as of June 9, 2014 (the “Amendment Effective Date”), confirms that Patheon Pharmaceutical Services Inc. (the “Company”), has agreed to increase your base salary in your current role of President, Global PDS, and has further agreed to provide you with the equity grant described below. Once signed, this Letter will serve as the first amendment to the Employment Agreement between you and the Company dated November 1, 2012 (collectively, the “Employment Agreement”). Any terms used in this Letter that are not defined herein have the definition ascribed to them in the Employment Agreement.

For purposes of clarity, please be advised that the Company is a subsidiary of DPx Holdings B.V. (“DPx”). DPx the corporate parent of a group of businesses engaged in the provision of commercial manufacturing and development services (pharmaceuticals and fine chemicals), related services, and the development, manufacture, distribution and marketing of proprietary products. The Company serves as the corporate shared services entity for DPx and other members of the DPx Group.

1.	General Provisions

This Letter, when fully executed, together with the Employment Agreement, reflects the entire agreement regarding the terms and conditions of your employment and promotion. Unless expressly modified by this Letter, the terms and conditions of the Employment Agreement, including without limitation your confidentiality, assignment of inventions, non-solicitation and non-competition undertakings, will remain the same.

2.	Compensation & Benefits

a.	Base Salary: In recognition of your performance, your annual base salary will be increased to $415,000 subject to standard withholdings and deductions and payable in regular installments in accordance with the Company’s normal payroll practices.

b.	Equity Incentive Plan:

(i)          You shall be eligible to participate in the JLL/DELTA PATHEON HOLDINGS, L.P. 2014 Equity Incentive Plan (the “MEIP”) and shall be eligible to be awarded Membership Units from time to time in accordance with the terms of such MEIP, the Membership Unit award agreement, and all related documents (collectively, the MEIP Related Documents”).

(ii)          Subject to approval of the Board of Directors at a meeting following the Effective Date, you will be awarded four thousand (4,000) of the Membership Units, which shall be granted subject to the MEIP Related Documents. You will be required to comply with the MEIP Related Documents, as amended from time to time.

3. Other Benefits: All other compensation and benefits terms (including without limitation, severance terms and post-employment restrictions) shall be as provided in your Employment Agreement. For purposes of clarity, any changes, modifications, or additions to your compensation and benefits terms require the review and approval of Patheon’s Compensation and Human Resources Committee (i.e., cannot be approved at the Company level).

[SIGNATURE PAGE FOLLOWS]

Page | 2

By executing this Letter, you confirm your decision to accept the amendment to the terms of your Employment Agreement and you agree that your employment will be governed by the Employment Agreement, as amended by this Letter.

Very truly yours,

Patheon Pharmaceutical Services Inc.

James C. Mullen Chief Executive Officer

Read, understood, consented, and agreed as of this 17 day of June, 2014:

SIGNED, SEALED AND DELIVERED in the presence of	) ) ) ) ) )
Name of Witness:		Michael Lehmann

Page | 3